As filed with the Securities and Exchange Commission on May 24, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DENDREON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3203193
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer Identification No.)
or Organization)
3005 First Avenue
Seattle, WA 98121
(877) 256-4545
(Address of Principal Executive Offices)

2000 Equity Incentive Plan, as amended
2000 Employee Stock Purchase Plan
(Full Title of the Plans)
Richard E. Hamm, Jr., Esq.
Dendreon Corporation
3005 First Avenue
Seattle, WA 98121
(Name and Address of Agent for Service)
(877) 256-4545
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Julie M. Robinson, Esq.
Cooley Godward Kronish llp
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class		Maximum	Proposed Maximum
of Securities to	Amount to be	Offering	Aggregate	Amount of
be Registered (1)	Registered (2)	Price per Share (3)	Offering Price (3)	Registration Fee
Common Stock issuable under the 2000 Equity Incentive Plan, as amended (par value $0.001 per share)	5,250,000 shares (4)	$ 5.76 - $6.22	$31,443,657	$965

Common Stock issuable under the 2000 Employee Stock Purchase Plan (par value $0.001 per share)	2,451,413 shares (5)	$6.22	$15,247,788	$468

Total	7,701,413 shares	N/A	$46,691,445	$1,433

(1)	Includes associated rights to purchase shares of the Registrant’s Series A Junior Participating Preferred Stock, par value $0.001 per share (“Preferred Share Purchase Rights”). Preferred Share Purchase Rights are attached to shares of the Registrant’s Common Stock in accordance with the Rights Agreement, dated as of September 18, 2002, as amended from time to time, by and between the Registrant and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”). The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the Common Stock and are transferable solely with the Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Common Stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.001 per share, or the Common Stock, as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.

(3)	This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the 1933 Act solely for purposes of calculating the registration fee. The offering price per share and aggregate offering price are based upon (a) the weighted average exercise price of $5.76 for the 2,633,353 shares subject to outstanding options granted pursuant to the 2000 Equity Incentive Plan, as amended (the “Equity Plan”), and (b) the average of the high and low prices of the Common Stock on May 18, 2007, as reported on the Nasdaq Stock Market for the remaining shares issuable under the Equity Plan and the 2000 Employee Stock Purchase Plan (the “ESPP”).

(4)	Represents shares of Common Stock that were automatically added or will be added to the shares authorized for issuance under the Equity Plan from January 1, 2004 to January 1, 2010 pursuant to an “evergreen” provision contained in the Equity Plan. Pursuant to such provision, on the first day of the Registrant’s fiscal year from 2004 until 2010, the number of shares authorized for issuance under the Equity Plan automatically increased or will increase by a number equal to the lesser of: five percent of the fully-diluted shares of Common Stock outstanding on January 1 of the current fiscal year; 750,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(5)	Represents shares of Common Stock that were automatically added or will be added to the shares authorized for issuance under the ESPP from January 1, 2004 to January 1, 2010 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, on the first day of the Registrant’s fiscal year from 2004 until 2010, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: one percent of the fully-diluted shares of Common Stock outstanding on January 1 of the current fiscal year; 400,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

INCORPORATION BY REFERENCE OF CONTENTS OF
REGISTRATION STATEMENTS ON FORM S-8 NOS. 333-39634 AND 333-107551
          This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 relating to the same employee benefit plans are effective. The Registrant previously registered shares of its Common Stock for issuance under the Equity Plan and the ESPP under Registration Statements on Form S-8 filed with the Securities and Exchange Commission, or SEC, on June 19, 2000 (File No. 333-39634) and August 1, 2003 (File No. 333-107551). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.
Item 9. Undertakings
         The undersigned registrant hereby undertakes:
         (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
          provided, however, that paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
          (4) That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (5) That, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 24, 2007.

Dendreon Corporation

By:	/s/ Mitchell H. Gold, M.D.
Mitchell H. Gold, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY
          Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Mitchell H. Gold, M.D. and Richard F. Hamm, Jr., and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mitchell H. Gold, M.D. Mitchell H. Gold, M.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	May 24, 2007

/s/ Gregory T. Schiffman Gregory T. Schiffman	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 24, 2007

/s/ Gregory R. Cox Gregory R. Cox	(Principal Accounting Officer)	May 24, 2007

/s/ Richard B. Brewer Richard B. Brewer	Chairman of the Board of Directors	May 24, 2007

Susan B. Bayh	Director	May 24, 2007

/s/ Gerardo Canet Gerardo Canet	Director	May 24, 2007

/s/ Bogdan Dziurzynski, D.P.A. Bogdan Dziurzynski, D.P.A.	Director	May 24, 2007

/s/ M. Blake Ingle, Ph.D. M. Blake Ingle, Ph.D.	Director	May 24, 2007

/s/ Ruth B. Kunath Ruth B. Kunath	Director	May 24, 2007

/s/ David L. Urdal, Ph.D. David L. Urdal, Ph.D.	Director	May 24, 2007

/s/ Douglas G. Watson Douglas G. Watson	Director	May 24, 2007

EXHIBIT INDEX

Exhibit
Number	Description
4.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2 (2)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.

4.3 (3)	Amended and Restated Bylaws of the Registrant.

4.4(4)	Form of Common Stock Certificate.

4.4 (5)	Rights Agreement dated as of September 18, 2002 between Dendreon Corporation and Mellon Investor Services LLC (including exhibits thereto)

4.5 (5)	Dendreon Corporation Certificate of Designation of Series A Junior Participating Preferred Stock.

5.1	Opinion of Richard F. Hamm, Jr., General Counsel.

99.1 (6)	2000 Equity Incentive Plan, as amended.

99.2 (4)	2000 Employee Stock Purchase Plan.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Richard F. Hamm, Jr., General Counsel. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

(1)	Filed as an exhibit to the Registrant’s Form 10-Q for the quarter ended March 31, 2002 and filed May 14, 2002.

(2)	Filed as an exhibit to the Current Report on Form 8-K filed on June 13, 2005 and incorporated herein by reference.

(3)	Filed as an exhibit to the Registrant’s Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference.

(4)	Filed as an exhibit to the Registration Statement on Form S-1/A (No. 333-31920) filed on March 22, 2000 and incorporated herein by reference.

(5)	Filed as an exhibit to the Current Report on Form 8-K filed on September 25, 2002 and incorporated herein by reference.

(6)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed on March 14, 2007 and incorporated herein by reference.